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                                                                   Exhibit 10.77

                                OPTION AGREEMENT

     THIS AGREEMENT is made this 13th day of November, 1996, in the City of Las Vegas, County of Clark, State of Nevada, by and between SANTA FE GAMING CORPORATION ("SFG" and/or "Optionors"), and PAT CLARK and assignees ("Clark" and/or "Optionees").

     WHEREAS, Optionors are owners of certain real property situated in Las Vegas, Clark County, Nevada, located on the East side of Las Vegas Blvd., North of Barbara Lane. (See, Exhibit "A" attached hereto).

     WHEREAS, Optionees desire to acquire the exclusive right to purchase the subject property at the agreed upon price, and upon the specified terms and conditions as herein set forth.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Optionors hereby grant Optionees the exclusive right to purchase the property at a price and under the terms and conditions as set forth herein. The option shall commence on the day and year first above written, and until six (6) months from the date that the Optionee delivers payment of the Option Price as stated hereinbelow. This option is granted in consideration of Optionees payment to Optionors of the sum of TWO MILLION EIGHT HUNDRED THOUSAND DOLLARS ($2,800,000), on or before November 19, 1996.

     2. If this option or any extension thereof is exercised in accordance with its terms and consideration paid to Optionors by Optionees, such sums shall be applied to the purchase price.

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     3.   In the event this option or any extension thereof is not exercised, all sums paid and services rendered to Optionors by Optionees shall be converted to a loan secured by a first deed of trust on the real property and the Optionors shall execute a promissory note reflecting the principal balance of $2,800,000 with interest at the rate of ten percent (10%) per annum (accruing from the date of payment by Optionees of the Option Price to Optionors) and a loan origination fee in the amount of $50,000 to be paid to Optionee. The term of the loan shall be for a period of Twelve (12) months, commencing upon the date that the Optionee provides written notice to the Optionor that the Optionee shall not exercise the option. During the term of the option, the Optionor shall cooperate and shall assist the Optionee in the Optionee's due diligence reviewing the matters directly and indirectly affecting the title of the real property and any other contingency and/or condition that the Optionee requests of the Optionor. Further, the Optionor shall cooperate with the Optionee to make application for change of zoning on the property and any other actions necessary for the Optionee to effect the purchase of the real property. The Optionor shall grant the Optionee access to the property during the option period for the purpose of performing any inspections or tests that the Optionee deems necessary, provided the property is left or returned to the Optionor in substantially the same condition as found.

     4. The Optionee agrees that the Optionee, if the Optionee exercises the option, shall pay the Optionor the net sum of THREE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($3,150,000) for the purchase of said property. The Optionee shall receive a credit for the option price of TWO MILLION EIGHT HUNDRED

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THOUSAND DOLLARS ($2,800,000). Optionee shall pay the commission of ONE HUNDRED
THOUSAND DOLLARS ($100,000) to the listing agent, MARTEC REALTY, at such time as escrow is closed for the purchase of said property. The Optionor certifies and warrants that the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000) is the full sum due the listing agent, and no other sums are due and owing to any other agent and/or broker except for Optionees' broker, REALTY 500/REISS CORPORATION, which sums shall be paid by Optionee. Further, Optionee shall pay all commissions, fees, costs of escrow, or any other expenses necessary to complete and close the transaction contemplated herein.

     The Optionee may assign this Agreement to an entity that the Optionee designates. The Optionor shall not withhold their written consent to the assignment of this Agreement to an entity.

     5. Unless otherwise provided herein, any notice, tender or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of three (3) days from date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

          To Optionors   :    SANTA FE GAMING CORPORATION
                              ATTN: David Lowden
                              4949 North Rancho Drive
                              Las Vegas, Nevada 89130

          To Optionees   :    PAT CLARK
                              600 So. Eighth Street
                              Las Vegas, Nevada 89101

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     This instrument contains the entire agreement between the parties relating to the Option herein granted. Any oral representation or modifications concerning this instrument shall be of no force and effect except in a subsequent modification, in writing, signed by the party to be charged.

     In the event of any controversy, claim or dispute between the parties hereto arising out of, or relating to, this Agreement or the breach thereof, the prevailing party shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for attorneys' fees and such litigation, which shall be determined by the court in such litigation or in a separate action brought for this purpose.

     This Agreement shall bind and inure to the benefit of respective heirs, personal representatives, successors and assigns of the parties.

     IN WITNESS WHEREOF, the parties have hereunto executed this Option Agreement the day and year first written above.


SANTA FE GAMING CORPORATION


By: /s/ David Lowden                   /s/ Pat Clark
    _________________________          ___________________________
    DAVID LOWDEN                       PAT CLARK
    Its Authorized Representative


By: /s/ Paul W. Lowden
   ___________________________
     PAUL W. LOWDEN, CHAIRMAN

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